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                              QMB APPROVED

                             QMB 3235-0145


                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   5    )*
                                         ------

                         FIRST MERCHANTS CORPORATION
                     ----------------------------------
                              (Name of Issuer)

                         Common Stock, No Par Value
                     ----------------------------------
                       (Title of Class of Securities)

                                 320817109
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  4  Pages
                                        ---

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CUSIP No. 320817109                   13G                 Page  2  of  4  Pages
          ---------                                            ---    ---

- -------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       George and Frances Ball Foundation
- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  / /
- -------------------------------------------------------------------------------
 (3) SEC USE ONLY

- -------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
       Indiana
- -------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                       206,413
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                        -0-
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    206,413
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    -0-
- -------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       206,413
- -------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

- -------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.1%
- -------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
       EP
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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                                                          Page  3  of  4  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER.
            First Merchants Corporation
- -------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
            200 East Jackson Street
            Muncie, IN 47305
- -------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON FILING.
            George and Frances Ball Foundation
- -------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
            P.O. Box 1408
            Muncie, IN 47308
- -------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP.
            Indiana
- -------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES.
            Common Stock, No Par Value
- -------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NO.
            320817109


ITEM 3.  Not Applicable
- -------------------------------------------------------------------------------


ITEM 4.  OWNERSHIP.

As of December 31, 1993, the reporting person beneficially owned 206,413 shares, or 6.1%, of the Issuer's 3,389,591 outstanding shares of common stock, all of which the reporting person has the sole power to vote and dispose.
- -------------------------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT (5%) OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /
- -------------------------------------------------------------------------------


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                                                          Page  4  of  4  Pages
                                                               ---    ---

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT (5%) ON BEHALF OF ANOTHER PERSON. Not Applicable.
- -------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ASSIGNED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
         Not Applicable.
- -------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         Not Applicable.
- -------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         Not Applicable.
- -------------------------------------------------------------------------------


ITEM 10. CERTIFICATION.
         Not Applicable.
- -------------------------------------------------------------------------------

                                  Signature

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.
                                       Date:  January   28,  1994
                                             --------- ----
                                       GEORGE AND FRANCES BALL FOUNDATION
                                       By:   /s/    John J. Pruis
                                           ------------------------------------
                                       Printed Name: /s/  John J. Pruis
                                       Title:      Executive Vice President
                                               --------------------------------


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